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                                                                    Exhibit 10.2

                                      February 3, 2004

Mr. Robert J. Keegan
3015 Round Hill Drive
Akron, Ohio 44333

Dear Bob:

      The purpose of this agreement is to supplement and amend the existing agreement between you and The Goodyear Tire & Rubber Company ("Goodyear" or the "Company"), dated September 11, 2000 (the "2000 Agreement").

      In consideration for our respective promises made herein and the continuing promises made in the 2000 Agreement, you and Goodyear agree as follows:

      1. Severance Compensation. Subject to the provisions, and upon compliance with the conditions, specified in this Agreement, upon the termination of your employment with Goodyear under either of the circumstances described in subparagraphs (a) or (b) below, Goodyear will pay you, within 60 days of the termination of your employment, a lump sum (net of required withholdings) equal to (x) two times the sum of your annual base salary and your target bonus then in effect under the Goodyear Performance Recognition Plan, or any equivalent successor plan ("PRP") plus (y) the pro rata portion of your target bonus under Goodyear's PRP for the then current fiscal year, based on the number of days in that fiscal year that have elapsed up to the date of your termination.

      (a) Termination of your employment by Goodyear without Cause. For this purpose, "Cause" shall mean:

            (i) a significant violation by you of Goodyear's policies, grossly incompetent performance or other gross misconduct on your part;

            (ii) a material breach by you of the terms of this Agreement or the 2000 Agreement;

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            (iii) your prolonged or repeated absence from duty without consent of the Board of Directors of Goodyear for reasons other than your incapacity due to illness;

            (iv) your acceptance of a position with another employer which conflicts with your duties as a full-time employee of Goodyear; or

            (v)   your conviction of a crime other than minor traffic offenses.

      (b) You terminate your employment with Goodyear for Good Reason; provided the termination takes place within six months of the occurrence of the Good Reason. For this purpose "Good Reason" shall mean:

            (i) a material breach by Goodyear of the terms of this Agreement or the 2000 Agreement; or

            (ii) significant reduction by Goodyear of your titles, positions, duties, and/or authority.

      It is understood that the severance compensation provided for in this Agreement will not be paid in the event of any of the following:

      --    termination of your employment because of your death or disability;

      --    termination by Goodyear for Cause;

      -- any termination by you in the absence of Good Reason, or more than six months after the Good Reason purporting to be the basis for the termination; or

      -- any termination following a change in control of Goodyear, in which case you would receive benefits pursuant to the terms of Goodyear's change in control severance plan for executives, as described in the 2000 Agreement.

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      Payment of the severance compensation specified in this paragraph 1 shall be (A) in lieu of any compensation or payment that may otherwise be payable to you pursuant to any severance or similar plan or arrangement of Goodyear and (B) conditioned upon your delivery of a waiver and release signed by you, in the form reasonably required by Goodyear. Upon your request, Goodyear will agree to make the payments specified in this paragraph 1 in future quarterly, semi-annual or annual installments over the two-year period following your date of termination.

      2. Excise Tax. If it is determined that any severance compensation payment Goodyear makes to you under paragraph 1 of this Agreement is subject to Federal excise taxes imposed on golden parachute payments, then Goodyear will pay you an additional amount (a "gross-up" payment) reasonably calculated to cover (a) the amount of such excise tax, plus (b) the amount of any interest, penalties or additions to any tax which are imposed in connection with the imposition of such excise tax, plus (c) all income and other applicable taxes imposed on you under the laws of any Federal, state or local government or taxing authority by reason of the payments required under this paragraph 2. In the event of any disagreement between you and Goodyear with respect to the amount of payments due as a result of the imposition of any excise tax under this paragraph 2, the matter shall be referred for determination to tax counsel selected by Goodyear's independent auditors. Goodyear shall pay the fees and expenses of such tax counsel. The determination of such tax counsel of the gross-up payment shall be conclusive and binding upon all parties, unless the Internal Revenue Service ("IRS") determines that you owe a greater or lesser amount of excise tax than the amount determined by tax counsel appointed as described above. You agree to cooperate with Goodyear if Goodyear determines to appeal such IRS determination; provided that Goodyear agrees to pay the additional expenses of such an appeal, together with any advances of additional excise tax that must be paid by you in order to effect such an appeal.

      3. Exclusive Remedy. It is understood that Goodyear may terminate your employment at any time and nothing in this Agreement is intended to require, or shall be construed as requiring, Goodyear to allow you to continue actively performing any of your duties. Irrespective of whether the termination of your employment is without Cause, for Good Reason or for any other reason or for no reason, you will not be entitled to any severance compensation from Goodyear under this Agreement or otherwise, except to the extent and under the conditions set

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forth in this Agreement, which severance compensation will be your exclusive remedy.

      4. Term. The term of this Agreement shall be from February 3, 2004 to February 28, 2009, unless sooner terminated by the mutual written consent of both you and Goodyear. The parties may also extend this Agreement for subsequent terms upon mutual written agreement.

      5. 2000 Agreement. Except as they relate to the severance payments described in paragraph 1 of this Agreement, the provisions of the 2000 Agreement shall remain in effect, subject to the terms of Goodyear's respective compensation and benefit plans as they may be in effect from time to time.

      6. Non-Compete. If your employment with Goodyear is terminated for any reason entitling you to receive the severance compensation benefits pursuant to paragraph 1 of this Agreement, then for a period of two years immediately following the date of your termination, you agree to abide by the following covenants and restrictions:

      (a) You shall not participate as an owner, shareholder (except for an interest of less than one percent in the shares of a pubic company), director, officer, employee, consultant or otherwise in any business that competes with Goodyear in the manufacture, distribution or sale of any Goodyear product.

      (b) You shall not directly or indirectly solicit or encourage any Goodyear employee to leave Goodyear or to accept a position with any other company.

      (c) You shall not use or disclose to anyone any confidential information regarding Goodyear.

      In the event of a breach or threatened breach of any term of this paragraph 6, Goodyear shall be entitled to injunctive relief and/or damages. You and Goodyear agree that breach of these provisions would cause irreparable injury to Goodyear for which there would be no adequate remedy at law, due among other reasons to the inherent difficulty of determining the precise impact of and causation for loss of customers/consumers or key employees or having confidential information disclosed.

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      7.    Choice of Law. Except to the extent preempted by federal law, this
Agreement and the 2000 Agreement shall be governed by and construed in accordance with the laws of Ohio, other than laws that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.

      8. Binding Effect. This Agreement shall be binding on and inure to the benefit of your heirs and representatives and the successors and assigns of Goodyear.

      9. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of you and Goodyear under this Agreement shall survive the expiration of this Agreement and the termination of your employment with Goodyear.

      10. Non-Alienation. No benefits payable under this Agreement shall be pledged or assigned in anticipation of payment either by voluntary or involuntary acts, or by operation of law.

      11. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to you at the last address you have filed in writing with the Company or, in the case of the Company, to its principal executive offices.

      12. Severability. The agreements contained herein and within the release prescribed by paragraph 1 ("Release") shall each constitute a separate agreement independently supported by good and adequate consideration, and shall each be severable from the other provisions of the Agreement and such Release. If an arbitrator or court of competent jurisdiction determines that any term, provision or portion of this Agreement or such Release is void, illegal or unenforceable, the other terms, provisions and portions of this Agreement or such Release shall remain in full force and effect, and the terms, provisions and portions that are determined to be void, illegal or unenforceable shall either be limited so that they shall remain in effect to the extent permissible by law, or such arbitrator or court shall substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to Goodyear, to the fullest extent permitted by applicable law, the benefits intended by this Agreement and such Release.

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      13.   Acknowledgments. In addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have, you acknowledge that

      (a) The covenants incorporated in paragraph 6 ("Covenants") are essential to the continued good will and profitability of Goodyear;

      (b) Your breach of any of the Covenants will result in your immediate forfeiture of all rights under this Agreement; and in the event of any such breach by you, you shall, at Goodyear's request, return all payments made pursuant to this Agreement;

      (c) You have broad-based skills that will serve as the basis for employment opportunities that are not prohibited by the Covenants; and

      (d) When your employment with Goodyear terminates, you will be able to earn a livelihood without violating any of the terms of this Agreement.

      In addition, you acknowledge that you have signed and are bound by the terms of The Goodyear Tire & Rubber Company Associate Confidentiality and Intellectual Property Agreement ("ACIPA") and agree that the ACIPA shall remain in full force and effect and your obligations under it are not affected by this Agreement.

      14. Amendment. This Agreement and the 2000 Agreement may be amended or cancelled by mutual written agreement of you and Goodyear without the consent of any other person.

      If you concur with the provisions of this Agreement, please sign two copies and return one to the Company.

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                                          Very truly yours,

                                          THE GOODYEAR TIRE & RUBBER COMPANY

                                          By: /s/ Kathleen T. Geier
                                              ----------------------------------
                                                K. T. Geier
                                                Senior Vice President
                                                Human Resources

                                          Attest: /s/ C. Thomas Harvie
                                                  ------------------------------
                                                    C. T. Harvie
                                                    Secretary

AGREED:

/s/ Robert J. Keegan
-------------------------
Robert J. Keegan

Dated: 1/29/04